Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Central European Media Enterprises Ltd. (CETV)

3. Statement for Month/Day/Year

     July 3, 2012

This Form 4 is being filed on behalf of Time Warner Inc.

("Time Warner"), TW Media Holdings LLC ("TW LLC"), a wholly-

owned subsidiary of Time Warner and Time Warner Media Holdings B.V.,

a wholly-owned subsidiary of TW LLC (collectively, the "Reporting

Person"). The designated filer of this Form 4 is Time Warner. The

Reporting Person's address is One Time Warner Center, New York,

NY 10019.

TW Media Holdings LLC

By:      /s/ Edward B. Ruggiero

     Edward B. Ruggiero

Its:     Senior Vice President &

      Treasurer

Time Warner Media Holdings B.V.

By:      /s/ Stephen N. Kapner

     Stephen N. Kapner

Its:     Managing Director